Exhibit 23.1

PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Validian Corporation for the year ended December 31, 2014 of our report dated April 15, 2015, relating to the financial statements for the two years ended December 31, 2014.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 15, 2015